DOR BioPharma, Inc.
1691 Michigan Avenue
Miami, Florida 33139
www.dorbiopharma.com

DOR BioPharma Reports Second Quarter 2007 Financial Results

Miami, FL. – August 14, 2007 - DOR BioPharma, Inc. (OTCBB: DORB) (“DOR” or the “Company”) announced today its financial results for the second quarter ending June 30, 2007.

Revenues for the second quarter of 2007 were approximately $0.3 million compared to $0.1 million in the second quarter of 2006. For the six months ended June 30, revenue was $0.5 million for 2007, compared with $1.5 million for the same period in 2006. The decrease in revenue was attributed to the accelerated revenue schedule and milestones reached in 2006. The revenue for 2007 was due to a second grant from the National Institute of Allergy and Infectious Diseases (NIAID), a division of the National Institute of Health (NIH), that was received for RiVaxTM in September 2006 for $5.2 million and a NIAID Small Business Innovation Research (SBIR) grant for BT-VACCTM that was received in September 2006 for $0.5 million as well as the original $6.5 million NIAID grant award dated September 2004 for RiVaxTM. In 2006 the Company also received a $318,750 grant from the Orphan Products Division of the FDA for “Oral BDP for the Treatment of gastrointestinal Graft-versus-Host disease (GI GVHD).

The Company’s net loss for the second quarter of 2007 was approximately $1.6 million, or $0.02 per share, compared to $3.3 million, or $0.05 per share for the second quarter of 2006. For the six months ended June 30, 2007, the net loss was $3.7 million, or $0.04 per share compared with $5.1 million, or $0.09 per share for the same period in 2006. This decrease in the net loss is primarily attributed to higher costs in 2006 associated with regulatory and filing consultant costs associated with the preparation of the New Drug Application (NDA) filing for orBec® (oral beclomethasone dipropionate), the in-process research and development expense of $1.0 million for acquiring all of the outstanding common stock of Enteron that the Company did not already own, and an impairment expense for intangibles of $0.8 million.

Research and development expenses for the second quarter of 2007 were $0.8 million, compared with $1.8 million for the second quarter of 2006. For the six months ended June 30, research and development expenses were $2.1 million for 2007, compared with $3.1 million for the same period in 2006. Costs during the current periods were primarily due to preparation in connection with the Oncologic Drugs Advisory Committee (ODAC) meeting, the United States Food and Drug Administration (FDA) meetings, and European regulatory matters. The decrease for research and development spending was primarily the result of the aforementioned impairment expense for intangibles of $0.8 million in 2006.

General and administrative expenses for the second quarter of 2007 were $0.8 million, compared with $0.6 million for the second quarter of 2006. For the six months ended June 30, general and administrative expenses were $2.1 million for 2007, compared with $1.4 million for the same period in 2006. The increase was due to a $0.3 million non-cash charge as a result of a stock issuance to April 2006 investors who were issued 995,947 new common shares as a result of a $1.0 million investment at $0.246 price by Sigma-Tau Pharmaceuticals, Inc. and increased expenses for public and investor relations of approximately, $0.2 million.

Christopher J. Schaber, Ph.D., President and CEO of DOR stated  “Since the ODAC panel meeting, we have provided supplemental information to the FDA that we believe helps further elucidate the clinical effect and benefit of orBec® in treating acute GI GVHD. We believe that orBec® has the potential to address the overwhelming need for a safe and effective treatment for patients suffering from GI GVHD. We will continue to work with the FDA to ensure that orBec® reaches patients as soon as possible as we work towards our new PDUFA date of October 21, 2007. We are optimistic that 2007 will continue to be a year of substantial progress for DOR and its shareholders.”

DOR’s Second Quarter 2007 Highlights:

•	On June 29, 2007, DOR announced the appointment of Cyrille F. Buhrman to its board of directors
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On June 22, 2007, DOR announced that its Board of Directors approved a Shareholder Rights Agreement under which in certain circumstances its stockholders would receive a dividend in the form of preferred stock purchase rights.

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On May 9, 2007, DOR announced that the ODAC panel appointed by the FDA voted that the data supporting orBec® did not show substantial evidence of efficacy by a margin of 7 to 2 for the treatment of GI GVHD.

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On April 4, 2007, DOR announced that it planned to initiate a clinical development program in humans with its Lipid Polymer Micelle (“LPM™”) oral drug delivery technology. The LPM™ system is a platform technology designed to allow for the oral administration of drugs such as leuprolide that are water-soluble but poorly permeable through the gastrointestinal tract.

Subsequent Events:

•	On July 30, 2007, DOR announced a $940,000 FDA Orphan Products Grant for Clinical Development of RiVaxTM

•	On July 18, 2007, DOR announced that it had received notification from the FDA that the action date for the FDA's review of the NDA for orBec® for GI GVHD has been extended to October 21, 2007.

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On July 12, 2007, DOR announced that patient enrollment had commenced in a randomized, double-blinded, placebo controlled Phase 2 clinical trial of orBec® for the prevention of acute GVHD after allogeneic hematopoietic cell transplantation (HCT) with myeloablative conditioning regimens. The trial is being conducted by Paul Martin, MD at the Fred Hutchinson Cancer Research Center in Seattle, WA and is being supported, in large part, by a National Institute of Health (NIH) grant.

•	On July 6, 2007 DOR announced that it had successfully completed its cGMP (current Good Manufacturing Practices) milestone for the production of RiVaxTM, DOR's vaccine against ricin toxin.

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On July 2, 2007 DOR announced that the first results from the testing of a multivalent form of its botulinum toxin vaccine, BT-VACC™, had been published in the journal Infection and Immunity (Ravichandran et al., 2007, Infection and Immunity, v. 75, p. 3043). These results are the first that describe the protective immunity elicited by a multivalent vaccine that is active by the mucosal route.

About DOR BioPharma, Inc.

DOR BioPharma, Inc. (DOR) is a biopharmaceutical company developing products to treat life-threatening side effects of cancer treatments and serious gastrointestinal diseases, and vaccines for certain bioterrorism agents. DOR’s lead product, orBec® (oral beclomethasone dipropionate), is a potent, locally-acting corticosteroid being developed for the treatment of GI GVHD, a common and potentially life-threatening complication of bone marrow transplantation.  DOR has filed an NDA for orBec® with the FDA for the treatment of GI GVHD, and subsequent to supplemental information recently submitted, the FDA has extended the PDUFA (Prescription Drug User Fee Act) date to October 21, 2007.  An MAA (Marketing Authorization Application) with the EMEA (European Medicines Evaluation Agency) has also been filed and validated.  orBec® may also have application in treating other gastrointestinal disorders characterized by severe inflammation.  DOR has also recently initiated a development program with its Lipid Polymer Micelle (LPM™) oral drug delivery technology for the oral delivery of leuprolide for the treatment of prostate cancer and endometriosis.

Through its Biodefense Division, DOR is developing biomedical countermeasures pursuant to the recently enacted Project BioShield Act of 2004. DOR’s biodefense products in development are recombinant subunit vaccines designed to protect against the lethal effects of exposure to ricin toxin and botulinum toxin. DOR’s ricin toxin vaccine, RiVaxTM, has been shown to be well tolerated and immunogenic in a Phase 1 clinical trial in normal volunteers.

For further information regarding DOR BioPharma, please visit the Company's website located at www.dorbiopharma.com.

This press release contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, that reflect DOR BioPharma, Inc.'s current expectations about its future results, performance, prospects and opportunities, including statements regarding the potential use of orBec® for the treatment of gastrointestinal GVHD and the prospects for regulatory filings for orBec®. Where possible, DOR has tried to identify these forward-looking statements by using words such as "anticipates," "believes," "intends," or similar expressions. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. DOR cannot assure you that it will be able to successfully develop or commercialize products based on its technology, including orBec®, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats, manufacturing and conducting preclinical and clinical trials of vaccines, and obtaining regulatory approvals, that its technologies will prove to be safe and effective, that its cash expenditures will not exceed projected levels, that it will be able to obtain future financing or funds when needed, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further grants and awards, maintain its existing grants which are subject to performance, enter into any biodefense procurement contracts with the U.S. Government or other countries, that the U.S. Congress may not pass any legislation that would provide additional funding for the Project BioShield program, that it will be able to patent, register or protect its technology from challenge and products from competition or maintain or expand its license agreements with its current licensors, or that its business strategy will be successful. Important factors which may affect the future use of orBec® for gastrointestinal GVHD include the risks that: because orBec® did not achieve statistical significance in its primary endpoint in the pivotal Phase 3 clinical study (i.e. a p-value of less than or equal to 0.05), the Oncologic Drug Advisory Committee ("ODAC") appointed by the FDA voted that the data supporting orBec® did not show substantial evidence of efficacy by a margin of 7 to 2 for the treatment of GI GVHD, although the FDA is not bound by ODAC's decision, the FDA may not consider orBec® approvable based upon existing studies, orBec® may not show therapeutic effect or an acceptable safety profile in future clinical trials, if required, or could take a significantly longer time to gain regulatory approval than DOR expects or may never gain approval; DOR is dependent on the expertise, effort, priorities and contractual obligations of third parties in the clinical trials, manufacturing, marketing, sales and distribution of its products; or orBec® may not gain market acceptance; and others may develop technologies or products superior to orBec®. These and other factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, DOR's most recent reports on Form 10-QSB and Form 10-KSB. DOR assumes no obligation to update or revise any forward-looking statements as a result of new information, future events, and changes in circumstances or for any other reason.

Company and Investor Contact:
Evan Myrianthopoulos
Chief Financial Officer
(786) 425-3848
www.dorbiopharma.com

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